Exhibit 10.2

FIRST AMENDMENT TO
ARCH CAPITAL GROUP LTD. INCENTIVE COMPENSATION PLAN

                The Arch Capital Group Ltd. Incentive Compensation Plan is hereby amended as follows, effective February 26, 2004:

1.             The following is hereby added at the end of Section 2 of the Plan:

“2.36  ‘Retirement Age’ means the later of an Eligible Employee’s 55th birthday or the fifth anniversary of the first day of the Plan Year in which such Eligible Employee’s participation in the Plan commenced.”

2.                                       Section 5.3 of the Plan is hereby amended and restated as follows:

“5.3         Vesting.  Each Eligible Employee must be employed by the Company at the time of each payment of an Award unless terminated (i) by the Company not for Cause, (ii) with respect to an Eligible Employee designated by the Committee, by the Eligible Employee for Good Reason (as defined within such Eligible Employee’s employment agreement, unless otherwise determined by the Committee), (iii) as a result of death or, subject to the immediately following paragraph, Permanent Disability or (iv) subject to the immediately following paragraph, due to termination of employment (other than by the Company for Cause) after attainment of Retirement Age.

In the event an Eligible Employee ceases to be an employee of the Company prior to the date an Award is paid (i) due to termination (A) by the Company not for Cause or (B) with respect to an Eligible Employee designated by the Committee, by the Eligible Employee for Good Reason (as defined within such Eligible Employee’s employment agreement, unless otherwise determined by the Committee), or (ii) as a result of death of the Eligible Employee, the Award shall become vested in full at the time of such termination of service and shall be paid when such Award is regularly paid hereunder following such termination of employment in the form determined by the Committee.  In the event an Eligible Employee ceases to be an employee of the Company prior to the date an Award is paid (i) due to termination as a result of Permanent Disability or (ii) due to termination of employment (other than by the Company for Cause) after the attainment of Retirement Age, such Award shall continue to vest on its normal vesting schedule and be paid when the Award is normally paid hereunder in the form determined by the Committee so long as, prior to the applicable vesting date, such Eligible Employee does not engage in any activity in competition with any activity of the Company or any of its Subsidiaries other than serving on the board of directors (or similar governing body) of another company or as a consultant for no more than 26 weeks per calendar year; provided that if the Eligible Employee does engage in such activity after termination for such reasons, any unvested portion of  the Award shall be forfeited by the Eligible Employee and become the property of the Company.  For purposes hereof, service with any of the Company’s Subsidiaries shall be considered to be service with the Company.

If the Eligible Employee ceases to be an employee of the Company for any other reason prior to the date that an Award is paid, the Award shall be forfeited by the Eligible Employee and become the property of the Company.  For purposes hereof, service with any of the Subsidiaries shall be considered to be service with the Company.  Vested amounts shall reflect applicable carryforwards and Deficits, and terminated employees unvested amounts shall be removed from the applicable bonus pool.”

3.             The following is hereby added after Section 8.8 the Plan:

“8.9         The Committee may require deferral of payments under this Plan if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payments under Section 162(m) of the Code.”

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